UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cowen Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Form of Email to Shareholders.

Thank you for the opportunity to communicate with you directly regarding Cowen’s proposed 2007 Equity and Incentive Plan (the “Plan”).  This proposal is an important initiative for Cowen, since approval of the Plan is critical to our continued growth and success.

You may be aware that, based upon its proprietary formula used in reviewing equity compensation plans, Institutional Shareholder Services (“ISS”) has issued a “no” vote recommendation on the Plan.  We appreciate and respect the process ISS utilizes in considering equity compensation plans.  However, we believe that Cowen’s current situation is somewhat unique and that the ISS formula does not take into consideration our particular facts and circumstances, which are detailed below.  Indeed, two other proxy services, Glass-Lewis and Egan-Jones, have both issued “yes” vote recommendations on the Plan.  We are hopeful that you will agree that the Plan is a positive step for Cowen and its shareholders, because the Plan will permit us to (i) recruit, retain and motivate our employees; (ii) protect shareholder interests; and (iii) engage in prudent cash management.

Background

We were carved out of Société Générale (“SG”) in July 2006.  Prior to the IPO, our employees owned no equity in Cowen.  In preparation for the IPO, SG authorized an equity plan of 4.725 million shares (the 2006 Equity and Incentive Plan, or the “2006 Plan”) .  Included in the 4.725 million shares were 2.1 million shares that were contributed by SG (which is why SG had only 86% of our equity to sell to the public).  The majority of the shares included in the 2006 Plan were to be used at the time of the IPO to align the interests of senior employees with the public shareholders and for retentive purposes — all in accordance with the advice SG received from their bankers.  It was understood that after the initial equity awards, Cowen would have 1.5 million shares remaining in the 2006 Plan and would need to seek shareholder approval for a new plan in 2007.

Of the shares originally authorized under the 2006 Plan, only a limited number of shares remain available for future awards, for the following reasons:

• as part of the IPO, Cowen granted restricted stock and options to certain senior employees;

• additional shares were granted as part of 2006 compensation;

• we reserved additional shares in connection with the establishment of our new alternative asset management business; and

• we issued additional shares in connection with recruiting and retention.

The proposed Plan should be sufficient to allow Cowen to get through the 2007 compensation cycle; however, it will likely require us to revisit another award plan for 2008.

Benefits of a New Equity Plan

The benefits of the proposed Plan are: (1) recruiting, retention and motivation of employees; (2) protection of shareholder interests; and (3) cash management.

1.  Recruiting, Retention and Motivation of Employees

Equity awards are necessary for Cowen to remain competitive and recruit and retain highly talented employees.  All of our significant competitors are public and use equity to attract and retain employees.  For most employees, equity awards are the optimal way to amass long-term wealth.  Without an equity plan, Cowen would be at a significant competitive disadvantage in attracting and retaining talent.

Equity awards are an efficient retention tool as the awards make it more difficult and expensive for competitors to hire away our employees. In this regard, we are behind our competitors as our employees owned no equity prior to the IPO and we have had only one compensation cycle to use equity.

We issue equity awards to a broad group of our employees as a part of annual compensation — 180 employees, representing 33% of our total employees, received equity as part of their 2006 total compensation.

Equity awards foster an ownership culture among employees by aligning the financial interests of employees with those of shareholders.  No other form of compensation replicates this alignment of interests.

2.  Protection of Shareholder Interests

The anticipated three year vesting of the equity awards in the proposed Plan will encourage employees to focus on the long-term success of Cowen.  The awards generally will be subject to forfeiture if, among other things, an employee terminates his or her employment with Cowen for any reason other than retirement/death or disability or if we terminate an employee for cause.   The award agreements used in both the initial and subsequent awards contain “garden leave” or notice periods, non-solicitation (employees and clients) and proprietary information provisions.  We anticipate including similar restrictions in any future award agreements.

3.  Cash Management

At Cowen, annual equity awards are used in lieu of, not in addition to, annual cash incentive compensation.  As an employee’s total compensation increases, the percentage of his or her compensation paid in equity increases.  For example, as part of 2006 compensation, equity was a meaningful component of many employees total compensation.  Equity as a percentage of an employee’s total 2006 compensation ranged from 1.7% to 33%.

Because employees are receiving equity in lieu of cash, and the equity is expensed over the vesting period, the company increases cash-flow.  The vast majority of shares issued post IPO were in connection with 2006 compensation and in lieu of cash. Net of forfeitures, we issued 922,414 shares as part of 2006 compensation, representing 95.5% of shares issued post-IPO. This compares to 34,156 shares used for retention or recruiting, representing only 3.5% of post-IPO share issuance.

If shareholders do not approve the Plan, Cowen will be compelled to significantly increase the cash component of total compensation.

*          *          *          *          *

As you can see, the proposed Plan is a measured, reasonable and necessary step for Cowen to take.  I am happy to discuss the Plan with you at your convenience and otherwise answer questions you may have.  Feel free to call me (646) 562-1934 at your convenience.

Sincerely,

J. Kevin McCarthy
Managing Director
General Counsel
Cowen and Company, LLC
1221 Avenue of the Americas
New York, NY 10020
Tel:   (646) 562-1934
Fax:  (646) 562-1861
kevin.mccarthy@cowen.com